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                                  EXHIBIT 21

                 SUBSIDIARIES OF FULTON FINANCIAL CORPORATION
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  Name of Subsidiary                    State of Incorporation
  ------------------                    ----------------------

  Fulton Bank                           Pennsylvania

  Farmers Trust Bank                    Pennsylvania

  Swineford National Bank               Pennsylvania

  Lafayette Bank                        Pennsylvania

  FNB Bank, National Association        Pennsylvania

  Great Valley Savings Bank             Pennsylvania

  Hagerstown Trust Company              Maryland

  Delaware National Bank                Delaware

  Fulton Financial Realty Company       Pennsylvania

  Fulton Life Insurance Company         Pennsylvania

  Central Pennsylvania Financial Corp.  Pennsylvania